UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2011 (April 21, 2011)

ARMSTRONG WORLD INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-2116	23-0366390
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 3001, Lancaster, Pennsylvania	17604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(717) 397-0611

__________________NA_____________________
 (Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02(c).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Armstrong World Industries, Inc. (the “Company”) has announced the appointment of Mark A. Hershey to the position of Senior Vice President, General Counsel and Secretary.  Mr. Hershey will begin employment with the Company effective on July 1, 2011.

Mr. Hershey, 41, comes to the Company from Ricoh Americas Corporation (“Ricoh Americas”) where he was appointed Senior Vice President, General Counsel and Secretary in April 2010.  In that role, he was responsible for the legal, ethics, compliance, security and regulatory affairs of Ricoh Americas.  Prior to its merger with Ricoh Americas in October 2008, Mr. Hershey served as Senior Vice President, General Counsel, Secretary and Chief Compliance Officer for IKON Office Solutions, Inc. (“IKON”).  In his role with IKON, Mr. Hershey was responsible for the legal, ethics, compliance, security and regulatory affairs of IKON, including Securities Exchange Commission, New York Stock Exchange and corporate governance matters, while overseeing all aspects of IKON’s legal operations.  Mr. Hershey holds a bachelor’s degree in finance from The Pennsylvania State University and earned his J.D. from Villanova University School of Law.

As described in an offer letter from the Company to Mr. Hershey, which was accepted by Mr. Hershey on April 21, 2011 (the “Letter”), the Company will employ Mr. Hershey as Senior Vice President, General Counsel and Secretary.  The Letter is attached hereto as Exhibit 99.1.

The Letter provides that Mr. Hershey will be paid an annual base salary of $375,000.  He is also eligible to earn an annual target bonus of 60% of base salary based upon the terms and conditions in the Company’s Management Achievement Plan.  For 2011, Mr. Hershey will only be eligible for a bonus based on the actual number of months worked by Mr. Hershey.  In addition, Mr. Hershey will be eligible to participate in the Company’s executive Bonus Replacement Retirement Plan, which allows Mr. Hershey to defer a small portion of income (up to $20,000) into a qualified, tax-deferred plan, beginning in 2012.  He will also be eligible to participate in the Company’s Long-Term Incentive Plan.  Actual awards will be determined by the Management Development and Compensation Committee based on Mr. Hershey’s and the Company’s performance and other applicable factors.

Mr. Hershey will also be eligible to participate in the retirement and employee benefit plans that are generally available to the executives of the Company.  He will also be eligible for certain perquisites generally available to the executives of the Company, a yearly physical paid by the Company and up to $4,500 per year as reimbursement for personal financial planning and tax preparation services.

In addition to his compensation package, Mr. Hershey will receive a one-time special grant with an award value of $375,000 (the “Award”).  The Award will be comprised of 60% time vested stock options and 40% performance restricted shares.  The stock options will vest in three equal installments on the first, second, and third anniversary of the grant date.  The performance restricted shares are based on a 3-year performance period ending December 31, 2013.    Additional terms and conditions will be provided at the time of the grant.

Mr. Hershey is also entitled to receive a total gross payment of $300,000 for joining the Company (inducement payment), which will be paid on October 31, 2011; provided that Mr. Hershey is actively employed by the Company on such date.

If Mr. Hershey’s employment is terminated for any reason other than voluntary resignation or for cause, he will receive a minimum severance payment equal to one year of base salary plus a pro-rata target bonus.  He will also receive health care and life insurance benefits for twelve months following termination of employment or until he is eligible for benefits from a new employer, if earlier.

Subject to Board approval, Mr. Hershey will be offered an Indemnification Agreement and a Change in Control Agreement with the Company.  The Indemnification Agreement is expected to be substantially in the form of the Indemnification Agreements generally offered to directors and officers of the Company, and would provide indemnification against liabilities relating to Mr. Hershey’s service as an officer of the Company.  The Change in Control Agreement is expected to contain provisions similar to those provided to other senior Company officers, including severance benefits amounting to two times the sum of Mr. Hershey’s base salary and annual target bonus.  In the event of a Change in Control, the Change in Control Agreement will extend for two years from the date of the Change in Control event.  If a Change in Control termination occurs prior to the completion of a bonus plan year, Mr. Hershey would receive a prorated bonus based on actual results achieved in the bonus plan year during which the termination occurs.  Mr. Hershey’s health, disability and life insurance benefits would continue for two years following a Change in Control termination, or until eligible for benefits from a new employer.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

No. 99.1 Offer Letter from Armstrong World Industries, Inc. to Mark A. Hershey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG WORLD INDUSTRIES, INC.
Date:	April 27, 2011	By:	/s/ Thomas B. Mangas
Thomas B. Mangas
Chief Financial Officer